Exhibit 99.01

OG&E announces Oklahoma regulatory approval of smart grid
Federal stimulus funding helps to minimize customer cost for systemwide deployment

OKLAHOMA CITY – OG&E today announced that the Oklahoma Corporation Commission has approved the company’s deployment of smart grid technology systemwide, authorizing OG&E to invest up to $366 million during the next three years, $127 million of which will be paid from federal stimulus funding.

The Commission order clears the way for OG&E to install advanced metering infrastructure and distribution automation equipment that will improve the efficiency and reliability of the electric system, reducing operating costs and ultimately lowering customer costs. Smart grid also will offer customers access to information that can help them manage their energy consumption and save money.

“This order affirms our strategy of applying the tools of technology to improve our service to customers by providing a framework for energy efficiency and demand response,” said Pete Delaney, chairman, president and CEO of OGE Energy Corp. (NYSE: OGE), parent company of OG&E. “Investing in smart grid today will enable us to provide additional information to customers and better options for them to manage their own energy usage. What’s more, all OG&E customers will benefit because it helps us pursue our goal to avoid the cost of additional fossil-fueled electric generation until at least 2020.”

Smart grid deployment will add $1.57 to the average residential customer’s monthly electric bill for the next 42 months. The company projects that the operational cost savings and customer benefits made possible by the smart grid technology will greatly exceed the cost of deployment.

Under a 2009 Commission order, OG&E has completed the installation of more than 42,000 smart meters in Norman, Okla., and is deploying distribution automation equipment there for enhanced reliability and efficiency. Smart grid installation crews are now moving into Moore and south Oklahoma City, and the Commission order announced today will allow for systemwide deployment by the end of 2012.

The U.S. Department of Energy selected OG&E’s application last year for funding to help cover a portion of the cost of the company’s smart grid program. The grant can be used for deployment of smart grid technology across OG&E’s 30,000-square mile territory in Oklahoma and western Arkansas.

OG&E serves more than 779,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.